EXHIBIT 99.1
JOINT FILING AGREEMENT
September 17, 2007
     Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.
     IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.

Highside Capital Management, L.P.

By: Highside Management, LLC, its General Partner

By:	/s/ H. Michael Reese

Name:	H. Michael Reese
Title:	Vice President
Date:	September 17, 2007

Highside Management, LLC

By:	/s/ H. Michael Reese

Name:	H. Michael Reese
Title:	Vice President
Date:	September 17, 2007

H. Lee S. Hobson

By:	/s/ H. Lee S. Hobson

Name:	H. Lee S. Hobson
Date:	September 17, 2007